June 14, 2007

Re: Distributions from Property Sales

Dear Financial Representative:

The General Partners are pleased to provide you and your clients with an estimate of the amount of their distribution of net proceeds from the sale of certain properties in which Wells Limited Partnership(s) invested. For your reference, we have enclosed the following:

  A sample of the letter that will be sent to those investors who will be receiving a distribution of net sale proceeds.
  A list of your clients who will be receiving letters, including the current distribution instructions we have on file, and the estimated amounts of the distributions.

We expect to distribute these net sale proceeds in August 2007. After determining their suitability, should your client(s) wish to consider investing their proceeds in another Wells product, please visit the Wells Financial Professionals Web site to obtain prefilled subscription documents and investor sales kits, which include a prospectus. Please forward these instructions to us no later than July 17, 2007. Note that Wells products have minimum investment requirements and income/net worth requirements that are set by each state. Please consult the prospectus for state-specific information.

Also, if we have not received net sale proceeds distribution instructions from your client(s) by July 17, 2007, Wells will distribute funds as follows:

  Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the Valiant Money Market Fund within the IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Reliance receives instructions from your client(s) to liquidate the investment in the Valiant Money Market Fund. A Reliance distribution election form must be completed by the investor to transfer funds out of the IRA.
  Account(s) with a Custodian other than Reliance Trust Company: A check will be sent directly to that custodian.
  Account(s) with no Custodian: A check will be sent directly to the primary investor of record.

( Continued on reverse )

Thank you for your support of Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures

This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.